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Important Information
On October 28, 2020, Liberty Oilfield Services Inc., a Delaware corporation (the “Company”), hosted a conference call to discuss its third quarter 2020 financial and operational results. Presenting the Company’s results were Chris Wright, Chief Executive Officer, Ron Gusek, President, and Michael Stock, Chief Financial Officer. A copy of the transcript of this call is filed herewith pursuant to Rule 14a-12.
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This communication includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, included herein that address activities, events or developments that the company expects, believes or anticipates will or may occur in the future are forward-looking statements. Investors are cautioned that any such statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in the forward-looking statements. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, including but not limited to: the ability of the parties to consummate the Transaction in a timely manner or at all; satisfaction of the conditions precedent to consummation of the Transaction, including the ability to secure required regulatory approvals in a timely manner or at all, and approval by the Company’s stockholders; the possibility of litigation (including related to the Transaction itself); and other risks described in the Company’s SEC filings. The Company does not undertake and expressly disclaims any obligation to update the forward-looking statements as a result of new information, future events or otherwise. All forward-looking statements are based on management’s estimates, projections and assumptions as of the date hereof.
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In connection with the Transaction, the Company will file a proxy statement and other materials with the Securities and Exchange Commission (the “SEC”). In addition, the Company may also file other relevant documents with the SEC regarding the Transaction. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE PROXY STATEMENT WHEN IT BECOMES AVAILABLE AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE TRANSACTION. Investors and stockholders may obtain a free copy of the proxy statement (when available) and other documents filed by the Company at its website, www.libertyfrac.com, or at the SEC’s website, www.sec.gov. The proxy statement and other relevant documents may also be obtained for free from the Company by directing such request to the Company, to the attention of the Investor Relations, 950 17th Street, Suite 2400 Denver, Colorado 80202.
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PARTICIPANTS
CORPORATE PARTICIPANTS
Chris A. Wright	Ron Gusek
Chairman & Chief Executive Officer, Liberty Oilfield Services, Inc.	President, Liberty Oilfield Services, Inc.
Michael Stock
Chief Financial Officer & Treasurer, Liberty Oilfield Services, Inc.
OTHER PARTICIPANTS
Blake Gendron	Thomas Curran
Analyst, Wolfe Research LLC	Analyst, B. Riley FBR, Inc.
Chase Mulvehill	Christopher Voie
Analyst, BofA Securities	Wells Fargo Securities LLC
Marc Bianchi	John Daniel
Analyst, Cowen & Co. LLC	Daniel Energy Partners
J. David Anderson	Ian Macpherson
Analyst, Barclays Capital, Inc.	Analyst, Simmons Energy
Sean C. Meakim
Analyst, JPMorgan Securities LLC

Management Discussion Section

Operator

Good morning and welcome to the Liberty Oilfield Services Third Quarter 2020 Earnings Conference Call. All participants will be in listen-only mode. [Operator Instructions] After today's presentation, there will be an opportunity to ask questions. And please note this event is being recorded.
Some of our comments today may include forward-looking statements, reflecting the company's view about future prospects, revenues, expenses or profits. These matters involve risks and uncertainties that could cause actual results to differ materially from our forward-looking statements. These statements reflect the company's beliefs based on the current conditions that are subject to risks and uncertainties that are detailed in the company's earnings release and other public filings.
Our comments today also include non-GAAP financial and operational measures. These non-GAAP measures, including EBITDA, adjusted EBITDA and Pre-Tax Return on Capital Employed, are not a substitute for GAAP measures and may not be compared to similar measures of other companies. A reconciliation of net income to EBITDA and adjusted EBITDA and the calculation of Pre-Tax Return on Capital Employed as discussed on this call are presented in the company's earnings release, which is available on its website.
I would now like to turn the conference over to Liberty's CEO, Chris Wright. Please go ahead, sir.

Chris A. Wright
Chairman & Chief Executive Officer, Liberty Oilfield Services, Inc.

Good morning, everyone. In the midst of a global pandemic and an oil and gas industry downturn, our third quarter results demonstrated the resilience of our business. The Liberty family came together to work through an extraordinarily difficult time for the industry by applying our core principles to meet near-term challenges, working hand-in-hand with our customers.
Our customers have been as challenged by current conditions as we have been. We are in this battle together. Just as with our personal lives, relationships are strengthened or broken during trying times. Liberty is growing and strengthening our relationships with our customers, and our Q3 results reflect that. Completions activity is modestly ahead of the pace we expected earlier this year at the outset of the downturn, and we continue to grow market share percent of business with our top tier customers.
The third quarter also marked an entry into our first major gas basin, the Haynesville Shale with an existing customer. The Haynesville is a world-class gas resource, geographically advantaged, being developed by a crew of strong operators. We are excited to plant our flag in the Haynesville.
Our third quarter adjusted EBITDA excluding non-cash items was $1 million, a $10 million improvement from the second quarter as operators restarted frac activity, following an abrupt halt in the oily basins during the second quarter. Cash and cash equivalents were $85 million, at the end of the third quarter, and total liquidity, including availability under our credit facility, was $154 million, as of the September 30 borrowing base.
Because of the severity of this downturn, I want to remind investors of how incredibly hard the team has worked to navigate all the challenges, while keeping our people safe and our customers served in the top tier fashion that they are accustomed to. I'm pleased with our team's solid execution that has translated into this significant improvement in our Q3 results albeit with much room for further improvement in the coming quarters. All these efforts and decisions have been critical for Liberty's future. Not all of them have been easy.
Michael will share our full financial results shortly.
Despite near-term macro volatility, we never take our eyes off the long-term goal of building a competitively advantaged leader in North American frac. Our strategic goals have always been centered on building a business for longevity and returns through cycles, which requires a strong balance sheet and solid liquidity. We are pleased with the positive reception that the OneStim deal has received from our partners, customers, suppliers and investors. We are excited by the conversations and integration preparation work we've done so far with our colleagues at OneStim.
Let me briefly discuss OneStim. Bringing these two businesses together has energized our team. Our integration work is still in its early stages. We are immersed in discussions on people, technology, assets, strategy and our future technology alliance framework. This is a huge effort with huge opportunities. Things are progressing quite well.
We are pleased with how complementary our engineering databases and innovative technology solutions are for completions designs. And we're excited by the future opportunity to deploy an even better service offering. Suffice it to say that there are simply tremendous opportunities for Liberty to supercharge our technology platform. We will rule out more details on specific initiatives in the near future.
Let me say again, technology was the major driver behind this transaction. We are also excited by the pump-down perforating wireline business and the sand mines. It's simply too early to compliment, to comment, on any more specifics at this point. We expect to close the transaction towards the end of the fourth quarter. We have already received antitrust clearance. Frac activity rebound has continued at a modest pace, likely supplemented at Liberty, by gains in market share. We exited the third quarter at a much higher level of activity than the quarter began. We see activity now leveling off until the seasonal decline towards the end of Q4, which we expect to be more mo dest this year. For the fourth quarter, we are now anticipating average active frac fleets excluding the ones – the acquisition of OneStim will increase by greater than 20% from the third quarter.
I must recognize again and give thanks for the great sacrifices made by all those in Liberty family. I'm pleased to share that we no longer have any employees on furlough. While we are on the road to recovery, it will take time. Oil prices are bouncing around $40, an improvement from the spring but still too low for a healthy industry. Natural gas prices are in a somewhat better place today than oil prices. The U.S. onshore rig count bottomed about three months after the active spread count bottomed, and has also been modestly improving with six consecutive weeks of growth. Current interest rate activity levels likely around 130 active frac fleets are well below the level of activity to hold U.S. oil and gas production flat. Hence we expect to see further increases in activity levels next year. Liberty is responding to the reality that we have today and building our competitive advantages for however the future unfolds. Customer relationships are central to this.
Last quarter, we discussed that our engineering prowess and completion designs were catalyzing more conversations with customers. Crisis catalyzes change. Those discussions have accelerated even further. Customers are looking to liberty for new ideas and greater innovation to lower the cost of producing a barrel of oil.
ESG is also a growing part of our customer dialogs. We are working hard to release our first ESG report before the end of the year. We are anxious to bring a fresh candid perspective to this growing issue in our industry and our times. These are busy and exciting days for the Liberty family.
I will now turn the call over to Michael.

Michael Stock
Chief Financial Officer & Treasurer, Liberty Oilfield Services, Inc.

Good morning, everyone. It has been a challenging six months for our industry. And in the second quarter, we transitioned the business to align our cost structure with our dedicated customers projected activity levels and our financial results reflect these changes.
During the third quarter, we were pleased to see months-to-month improvement in the frac activity of trough levels in the middle of the second quarter that these partnerships with our well-capitalized dedicated customers allowed us to achieve results slightly ahead of that projected pace during the period. In the fourth quarter, we are now expecting greater than 20% sequential growth in average active fleets, which is the top end or higher than our prior guidance of 10 fleets to 12 fleets.
For the third quarter 2020, revenue increase 67% to $147 million, from $88 million in the second quarter, reflecting a steady return of activity, as the commodity prices backdrop stabilized albeit at low levels. Our net loss after tax totaled $49 million in the third quarter, improving from a $66 million loss in the second quarter. Fully diluted net loss per share was $0.41 in the third quarter ahead of the fully diluted net loss per share of $0.55 reported in the second quarter.
Severance and related costs were $1 million during the quarter. And fleet startup costs included in the cost of sales was $6 million for the quarter. Third quarter adjusted EBITDA improved to a loss of $3 million in the third quarter from a cyclical low of $13 million in the second quarter. Third quarter adjusted EBITDA was a positive $1 million after excluding non-cash items of $4 million. Results were driven by a modest return in frac activity in the third quarter following the second quarter production shutdowns and curtailment of completions by operators in the oil basins.
General and administrative expense totaled $19 million, including $1.5 million of one-time transaction costs, related to the OneStim acquisition in the third quarter, a modest 4% increase from the second quarter as our cost saving measures taken early in the second quarter continue to aid overall results. This modest inc rease in general and administrative expenses was primarily due to the timing of certain corporate costs in the third quarter, as well as higher activity, driving an increase in personnel costs, as employees returned from furlough. We anticipate a modest uptick in general and administrative expenses during the fourth quarter, our full quarter of no furloughed employees.
Net interest expense and associated fees totaled $3.6 million. And we recorded an income tax benefit of $10 million for the quarter. We ended the quarter with strong liquidity position of $154 million, including a cash balance of $85 million and no borrowings drawn on our ABL facility.
Capital expenditures were $12 million for the quarter and $58 million for the year. And we continue to expect capital expenditures in 2020 to begin at the $70 million to $90 million range. Fourth quarter capital expenditures are expected to primarily include, maintenance CapEx, on an increased working fleets, investment in next-generation fleets and other items.
The exceptional circumstances of this historic downturn in oil and gas have been bittersweet. We acted swiftly when circumstances were highly volatile, reducing staff, conserving cash, managing our liquidity and maintaining a strong balance sheet. Our core principles allowed us to navigate a very challenging market. Equally importantly, it also allowed us to take advantage of opportunities that will make us stronger as the cycle improves. The acquisition of OneStim is a prime example of executing for the future. We believe OneStim will serve as a catalyst to advance our goals in generating superior returns, as we have in years past.
As Chris discussed, we expect to close our acquisition of Schlumberger's frac business late in the fourth quarter, and our integration efforts remain on track. We've long been focused on investing in the future with a sustained focus on technology innovation. But this deal, we believe, we can deliver even greater value to our shareholders through a strong investable platform.
And with that, I will now turn the call back to Chris before we open for Q&A.

Chris A. Wright
Chairman & Chief Executive Officer, Liberty Oilfield Services, Inc.

While the timing of full recovery in global oil demand remains uncertain, the last several months have shown a dramatic rebound from the lows in April and May. However, a resurgence in COVID cases now threatens the future pace of recovery in oil demand. Against this backdrop, there has been a concerted effort, across the industry, to cut costs and drive efficiency improvements. As part of that effort, we've seen several significant consolidations announced among E&P operators including Chevron-Noble, Conoco-Concho, Devon-WPX, and Pioneer-Parsley in the oily basins, and we expect more to come. These trends will likely persist into 2021 across the oil and gas industry. We expect that best-in-class operators and service companies of larger scale will emerge on the other side of the downturn. A full-fledged recovery or return to normal depends on a rebound in global economic activity. This will take time. World Health Organization officials expect a doubling of the global poverty rate, a tragic and dramatic reversal from the plummeting of world poverty over the previous decades.
One of the greatest drivers of demand growth for oil is people's lives getting better, around the world, whether that is rising out of poverty, entering the middle-class, or moving up to a more affluent middle-class life, all of these improvements demand more oil and gas. A simply tremendous economic progress of the last century has been abruptly interrupted. We long to see this trend reverse again, both for what it means to our industry and, more importantly, for what it means for the well-being of the world's people.

Thank you for joining us today. We look forward to fielding any questions that you may have.
Question And Answer Section

Operator

We will now begin the question-and-answer session. [Operator Instructions] And our first question today will come from Blake Gendron with Wolfe Research. Please go ahead.

Blake Gendron
Analyst, Wolfe Research LLC

Hey, thanks. Good morning, guys. Appreciate the commentary there about the oil and gas impact globally. I know it's still early days. You're still going through your review with the OneStim technology and equipment. It's pretty easy to see what Liberty can do with scale and in terms of driving efficiency and throughput and that definitely follows through to the EBITDA line. In terms of free cash conversion, it would seem you have an opportunity to cannibalize some equipment. So, my question is, as you look at the equipment now, and maybe it varies a little bit by basin, does the equipment on the OneStim side match up well with Liberty's equipment. And what do you think the extent of this cannibalization savings on maintenance CapEx could be both next year and kind of moving forward?

Michael Stock
Chief Financial Officer & Treasurer, Liberty Oilfield Services, Inc.

Thanks Blake and I'll take a little bit of that. That's Michael. Yes. The equipment measured up very well really. They sort of run a very similar sort of drive train to what we have, one of the key decision points that I think Ron and the team are looking at is as far as when we're looking at control systems, we guess one of the things we have to bring with the standard price across the systems. But the equipment itself is in great shape. And we'll have, I think, about 500 green tagged pumps, and we'll have a lot of equipment that's in tiptop running order.
We will have a lot of equipment, a significant amount that will be available for reducing capitalized maintenance and costs going forward. Still in the stages of looking at that, as you can imagine, there is a lot of equipment to look at. But we've announced, I think, that's probably going to be somewhere in the range of $50 million to $100 million reduction, in spend, over the next three years. I would guess that is probably a little bit of a bell curve, a little bit slower in 2021 sort of and then a smaller amount out in the third year probably the highest amount as savings comes really back into 2021 and through sort of 2022.

Blake Gendron
Analyst, Wolfe Research LLC

Understood. And what peaked our interest, obviously, was the Haynesville entry there with an existing customer. OneStim, in our view, is pretty impactful on the Haynesville region. We just don't hear a lot about the nature of the work with respect to maybe tag configuration and what the wells are actually like, just because it's fragmented from an E&P standpoint and also you have some private frac companies that are operating there as opposed to large public ones like yourself. I'm wondering if you can maybe characterize the nature of the work in the Haynesville with respect to maybe the efficiency and throughput upside, maybe comparing a Haynesville pad to a Permian pad would help us illustratively understand the opportunity there?

Chris A. Wright
Chairman & Chief Executive Officer, Liberty Oilfield Services, Inc.

Yes. So this is Chris. Yes, so the Haynesville, you know, it's deep and highly over-pressured, which contributes to that, you know, the huge size of the resource, but it means it's a high pressure basin, so which means pumping above 10,000 psi, so it's high pressure. The reservoir is thick, so pounds per foot or frac intensity is high in the Haynesville. And their EURs and recoveries are highly dependent upon frac intensity. So, it's significant-sized pads in that each well, you know, I would say on average frac intensity higher than in the Permian. And it's high pressure. So it's more like Delaware than Midland Basins.
But, yes, there's a number you hear last, there's a number of sizable private operators there as well as the public's. But boy, the resource base and the outlook for it going forward is tremendous. We've been looking at Haynesville for a while. We liked the outlook there. And I would say super-proud of our team to arrive in a new basin without a base there, and to perform very strongly right out of the gate. So, and customer we arrived with there, we will, we'll be very busy with next year. And as you said, yes, OneStim has a significant presence there, and it's been doing some great work, and they have a facility. So yes, I see Haynesville as a significant basin for us going on for a long, long time.

Blake Gendron
Analyst, Wolfe Research LLC

Good deal. I appreciate the color. I'll turn it back.

Chris A. Wright
Chairman & Chief Executive Officer, Liberty Oilfield Services, Inc.

Thanks, Blake.

Operator

And our next question will come from Chase Mulvehill with Bank of America. Please go ahead.

Chase Mulvehill
Analyst, BofA Securities

Hey, good morning everybody.

Chris A. Wright
Chairman & Chief Executive Officer, Liberty Oilfield Services, Inc.

Good morning, Chase.

Chase Mulvehill
Analyst, BofA Securities

So I guess I want to dig in a little bit on kind of 3Q, you know, a sequential revenue improvement lagged your increase in your average fleet count. So could you maybe talk to how much of that was utilization versus kind of mix?

Chris A. Wright
Chairman & Chief Executive Officer, Liberty Oilfield Services, Inc.

There's two big factors. Number one, our percent of [ph] self-sourced proppant (20:28) pumped in Q3 was sort of inordinately high. So that in itself means for the same amount of frac activity revenues are lower. The other is you have work and in Q2 at that, you know, at the beginning of Q2, you've got a lot of work going on that was a continuation of work from Q1. So, it's a better pricing environment, and all fleets are running on all cylinders, and smoothly operating on day one of the quarter, where here, you've got launching of new fleets, working kinks out, and getting things back up again. And, of course, you've likely got, you know, you've got a lower average pricing in Q3 than you do in Q2. Think of the Q2 work as mostly at the beginning of Q2 as you're going into shutdown.

Chase Mulvehill
Analyst, BofA Securities

Okay, perfect. And then if we can kind of cure this question in the Q4, you know, given that backdrop obviously, you've got it, your 4Q average fleet count up more than 20%. How should we think about the moving pieces between mix and utilization as we kind of go into 4Q relative to 3Q?

Chris A. Wright
Chairman & Chief Executive Officer, Liberty Oilfield Services, Inc.

When we go into 4Q with a strong activity level, you know, so that fleets are running at, you know, fleets are running at high throughput going into Q1, so you'll likely, you'll see a more positive revenue per fleet [ph] likely in essay (21:57).

Chase Mulvehill
Analyst, BofA Securities

Okay. And last one real quick on frac pricing, are you still seeing pressure out there today on the pricing side or is it actually it's on the bottom?

Chris A. Wright
Chairman & Chief Executive Officer, Liberty Oilfield Services, Inc.

Yes, I would say we're at a bottom. But my first reaction, when you say frac pricing, is it's terrible. It's just an industry right now, where there's a lot of excess capacity. There's – you know, it's almost a necessary thing. It's what is pushing capacity out of the marketplace. So pricing is very tough right now. But yes, it's not going down and it's just, yes, it's at a very low bottom.

Chase Mulvehill
Analyst, BofA Securities

Perfect. All righty, I'll turn it back over. Thanks, Chris.

Operator

And our next question will come from Marc Bianchi with Cowen. Please go ahead.

Marc Bianchi
Analyst, Cowen & Co. LLC

Hey, thanks. I'm curious on the kind of activity progression here. I mean, I know you guys have guided to the over 20% here for the fourth quarter, and kind of made the comments about what's sort of needed from a market perspective to sort of hold production flat. But my sense is most of those sort of maintenance expectations were kind of based on $35 oil, and the commodity prices drifting lower here. So, I'm just kind of curious, how do you see that commodity price weakness playing into sort of the broader market activity, as we head into 2021 and how does that affect your business and what you've sort of put forth here for the fourth quarter?

Chris A. Wright
Chairman & Chief Executive Officer, Liberty Oilfield Services, Inc.

Yes, I would say commodity prices drifting lower definitely will impact activity. If we had looked at this three months or four months ago, I would say consensus or the broad sense was U.S. production would hold flat at the December e xit rate. I think given the tone and obviously the fear of softer oil prices, and we're seeing some of that, it's likely later next year, and maybe not even next year that we get to activity levels to flatten U.S. production. But still from where we are today, I'd say that's – I still expect we will see higher activity levels on average next year than we see today. How much higher, I think depends on oil prices. Oil prices are in mid-40s. That's one scenario. If oil prices are in high-30s or around where they are today, as we're sitting there, I think you'll see increased activity, but at significantly smaller increase than where we stand today.

Marc Bianchi
Analyst, Cowen & Co. LLC

Okay. And then one just in terms of the kind of the margin leverage here, in the third quarter, you know, I know there was some restoration of furloughed workers that that may have weighed on sort of your margin leverage, if I kind of look at the EBITDA improved $10 million bucks, which kind of works out to mid-teens in a compare 10% to 15% incremental. What should we be thinking in terms of your margin leverage or operating leverage in the fourth quarter just in light of this sort of 20-plus-percent activity increase?

Michael Stock
Chief Financial Officer & Treasurer, Liberty Oilfield Services, Inc.

Yes. It should be little stronger in the fourth quarter than we came into in the third quarter, as we're relatively flat. It really has been brought back from furlough, that's going to be brought back from furlough. Obviously, we're also dealing with the OneStim acquisition, and probably going to find that we're going to [ph] roux a little (25:26) heavy on some of the costs or the transaction costs into Q4 as we go.

Marc Bianchi
Analyst, Cowen & Co. LLC

So Michael, just to follow-up on that, if we think about like you're – absent all of these unusual things, what would be a normal incremental for the business and then maybe we can think about what to deduct from that given the points you just mentioned?

Michael Stock
Chief Financial Officer & Treasurer, Liberty Oilfield Services, Inc.

Yes I think we go into that. This is too much of a moving target at the moment, Marc, sort of as we're coming out of this, we're still really coming off this sort of a very, very unnatural trough. So, to talk about normal incrementals at the moment is really probably – it would probably cause more confusion than anything else.

Marc Bianchi
Analyst, Cowen & Co. LLC

All right. Thanks for that. I'll turn it back.

Operator

And our next question will come from David Anderson with Barclays. Please go ahead.

J. David Anderson
Analyst, Barclays Capital, Inc.

Hey, thank you. So Chris, I want to ask you a bit more about the E&P consolidation. You talked about in your prepared remarks. It seems to me it's a bit of another reason for investors, I guess, to hate on the OFS space a bit. On the surface, it seems that one plus one equals something less than two, when it comes to putting two of the – a couple of these programs together. What's the counter to this? Could you just kind of talk about how you think about this. Does it kind of ultimately become sort of a frac-off between your competitors, just sort of maybe talk about how you see those dynamics playing out, because there's been so many of them and I guess the next 12 months we'll find out how that all shakes out?

Chris A. Wright
Chairman & Chief Executive Officer, Liberty Oilfield Services, Inc.

Yes of course. They'll all be different. I think there's a negative and a plus. And the negative I think you hit. You're going to get two – you're going to combine two companies. They're going to lower their cost. Their CapEx one plus one, I agree, in general, will be less than two, you know? This is a shrink CapEx grow efficiency play for sure and that's overall a negative for the OFS space. And so that's our world and we've got to live with that.
The flip side to that is we're going to have bigger stronger E&P companies that are of scale and the partnership fit or mix there is likely going to be with bigger stronger technology heavy service companies. So it also, you know, in that kind of a world, I think it competitively advantages a business like Liberty.

Michael Stock
Chief Financial Officer & Treasurer, Liberty Oilfield Services, Inc.

And I think just a follow on from that, I think in the long-term, well it does, it makes the U.S. oil and gas sector more competitive at a lower price, and so therefore will drive more developments in the Lower 48 and Canada from larger companies, who came, who have got an economy of scale, who've got to access to capital to survive that sort of – this is sort of what I think is a longer, a lower from longer oil price, so therefore should actually advantage us over the long-term, even though you're right we may have some hiccups over the next six months.

J. David Anderson
Analyst, Barclays Capital, Inc.

Right. Yes. No, that seems pretty clear. There are clear opportunities for you as well. So, a separate question, and also a kind of a bigger picture question, I think we can safely say that Liberty manages more of the supply chain, I mean sand, chemicals, water than any of your competitors. It's something you feel is an advantage of winning work. Taking all that into account, I'm just wondering, where do you see the potential for – a potential step change in efficiencies here?
One operator kind of complained to us that 70% of the cost of proppant trucking alone, I don't know if that's the same thing for all your operations, but it's just sort of generally speaking, I'm wondering if supply chain efficiency is a problem that you're trying to solve? I'd also be curious if you have a digital overlay over these operations, whether it's internal or a third-party or just kind of where you stand on kind of software as helping those programs out?

Ron Gusek
President, Liberty Oilfield Services, Inc.

Yes, this is Ron. I think we see that ultimately as a hybrid model. Of course there are opportunities, where a piece of software is going to make a better decision than a person. And I think, you see that opportunity particularly in the last mile piece of things. So, to your point around trucking being 70% of the cost of sand, that's certainly true in some places. That's not true every place we do business. But if you were talking about a particular basin, maybe the Permian, for example, that that could absolutely be the case.
And so, yes, as we think about that last mile piece, the opportunity to lower trucking costs comes in effective utilization of those trucking assets, enabling those folks, who own those trucks to make more turns during the time they're allowed to be out driving. And so that that requires an efficiency or an optimization exercise. And a computer's very, very good at that. Artificial intelligence will be able to move the needle to some degree there.
But I think we feel at Liberty, there's a limit to what a piece of software can do in terms of replacing a human. We place a lot of value on the relationship we have with our suppliers and what that means when times get challenging. I think there's no replacement for being able to pick up the call, or pick up the phone, have a conversation with somebody, you know and have a relationship with, to work through a challenging supply issue, whatever that might look like. And so, I think we see opportunity there to improve efficiency. But I think it's going to be a mix of both software and the ongoing relationships we pride ourselves on with our customers and suppliers.

Chris A. Wright
Chairman & Chief Executive Officer, Liberty Oilfield Services, Inc.

And I don't...

J. David Anderson
Analyst, Barclays Capital, Inc.

So Ron, just related to that I'm curious, if you're in a position now, where you can say "Hey, we can provide this x percent, this last mile x percent more cheap – or cheaper than our competitors," is that a selling point, is it like a 10% number, 20% number, 30% number, I'm just kind of curious how you think about that in terms of a competitive advantage?

Ron Gusek
President, Liberty Oilfield Services, Inc.

Yes. I don't know that I could quantify exactly what that is. But it's meaningful. There's no question. I think we are confident we can convey to our customers an advantage supply chain that looks differential to everybody else's. And I think that carries a huge amount of weight. And I think that's the reason you've seen us generally be on the lower end in terms of [ph] self-sourced proppant (31:46). I think our customers have confidence in our ability to deliver to them a competitive supply chain that that is a function of the scale we have, that is a function of the relationships we have, that is a function of the ability and focus we have on that and its importance in our world.

Michael Stock
Chief Financial Officer & Treasurer, Liberty Oilfield Services, Inc.

That's one of the things that we're getting. One of the things we really love about the OneStim deal is we are getting some software, the work they've been doing on some software related around that that we'll be able to sort of leverage across the new scale of the company in conjunction with sort of again, as Ron would say, moving staying efficiently, and then sort of being at a stage those trucks using artificial intelligence and geofencing to actually manage the time between loads and sort of increase that efficiency. And I think that's the key thing that's got a lot of – this thing over that – on that over the last few years will be how to take that investment and then commercialize it and push it out to our customers to really help them, our larger customers, who are going to be a larger set of the scale of demand and help them lower their costs.

Chris A. Wright
Chairman & Chief Executive Officer, Liberty Oilfield Services, Inc.

In addition to the efficiency and the cost, another advantage we've had that we are working hard to grow is reliability, those disruptions, a mine goes down, a line goes down, markets are tight, weather is bad, you know, we've – our competitors have had much more downtime when systems are stressed, what Liberty has prided itself on the robustness of our ability to keep operations running reliably through all conditions, and that is, I would say, recognized and appreciated by our customers, and we expect to continue to enhance that robustness of our supply chain as well.

J. David Anderson
Analyst, Barclays Capital, Inc.

Thank you very much, gentlemen.

Operator

And our next question will come from Sean Meakim with JPMorgan. Please go ahead.

Sean C. Meakim
Analyst, JPMorgan Securities LLC

Thanks. Hey, good morning.

Chris A. Wright
Chairman & Chief Executive Officer, Liberty Oilfield Services, Inc.

Good morning, Sean.

Michael Stock
Chief Financial Officer & Treasurer, Liberty Oilfield Services, Inc.

Good morning, Sean.

Ron Gusek
President, Liberty Oilfield Services, Inc.

Hi.

Sean C. Meakim
Analyst, JPMorgan Securities LLC

So the follow-on to the decision to enter the Haynesville, you know, Chris, you've avoided dry gas basins to-date. But the move is not surprising that you're going to take on Schlumberger's fleet and their existing footprint. You always try to invest counter-cyclically. Could we just talk about your timing of entering dry gas markets and what that signals in terms of your outlook for gas-related activity?

Chris A. Wright
Chairman & Chief Executive Officer, Liberty Oilfield Services, Inc.

You bet. Look, the shale revolution began in the gas basins, really the technical innovations in the late 1990s. Nobody really heard about it maybe till the mid-2000s. So, it began there. And a gas molecule is smaller, more able to move it through very small pores and rocks and microfractures, so, originally, we weren't even sure it would go to oil or how big it would be in the oil basins. Thank God that turned out to be not a limitation. But, the flip side of that is it's so good in gas that the U.S. production ramped up massively fast and then the improvement learnings were very quick there.
So we started Liberty, while we love natural gas as a fuel and bullish on its long-term future, we saw that the rig count and the fleet count in the major gas basins would likely decline rapidly, and it has, over the last eight years. And in the oil basins, it would grow. And the other big reason for that besides just a technical difference of producing gas versus oil is it's pretty easy to load, you know, A, we were a huge net importer of oil which could be displaced, and it's pretty easy to export oil. It's a little harder and little bigger investment cycle to export natural gas.
But let's look at all those factors today, you know U.S. wins from – the start of the shale revolution, biggest importer of natural gas in the world. Now we're the third largest exporter of LNG in the world and actually fair amount of room to run and growing pipeline capacity to Mexico, so that time to build infrastructure to grow the gas market has happened and the decline in rig counts, decline in fleet counts has happened in the major gas basins.
So, after many years of significant declines, or our guess is we've hit a bottom, and depending upon how things unfold, it may not rise massively from today, but I suspect we will see increasing activity in those basins, even if they didn't increase in the depth of this downturn, the percent of the activity that was in gas basins was quite large, just different dynamics, different marketplaces. So, we've been talking and thinking about gas for multiple years, you know, multiple customers have talked to us about that. So, I would say totally independent of the OneStim acquisition, we were going to move to the gas basins.
Then, on timing, well when did we enter the Permian? We entered the Permian at the bottom of the last downturn, because we grew our market share in the Rockies from 5% to 25%. And so – and for the first time in our business, we had spare capacity and so we entered the Permian. Here as well for the first time since the depth of the last downturn and that was a brief moment, where we sent that fleet to the Permian. During this downturn, obviously we had spare capacity and we thought timing good to enter the gas basins.
So then it was the third ingredient which is a specific costumer that we believe in, that's solid that makes that entry, makes sense, at that point in time. So yes, I would say, without the OneStim deal, we would be in the Haynesville today in fact in a sense in the same fashion we are. Now, we'll just – and we'll go from entering to scale quite quickly. Sorry, for the long answer but appreciate the question.

Sean C. Meakim
Analyst, JPMorgan Securities LLC

No, it's a good answer. I think that context was really helpful. And then just thinking about [ph] the digit frac fleet (37:48), are we still on track for deployment next year? I'd be curious to understand a little more what the capital outlay looks like relative to attritional diesel fleet, and just how you think about securing a firm contract before you put this type of fleet out to the market?

Chris A. Wright
Chairman & Chief Executive Officer, Liberty Oilfield Services, Inc.

Yes, so that may be a little too much inside baseball at this point time. But we're in dialogs about that fleet because of the different technology and different emission profile of it. I'd say there's significant interest, but it's a tough marketplace. It's a tough marketplace. And so we are [ph] building tasks (38:29), we'll be running engines in the field in the next few months. And depending upon the timing of a reasonable commercial arrangement, it's a success of our development efforts. I would say it's quite likely we would certainly sign a deal to deploy [ph] a digit frac fleet (38:48) sometime in the next 12 months. But that could be in the front end of that. That could be in the back end of that. And we're not all – it's not critical to us how fast that happens. What is critical to us is that the technology is robust and truly differential as we believe it can be and that we enter into the right commercial arrangements with the right parties.

Sean C. Meakim
Analyst, JPMorgan Securities LLC

All right, that's helpful. Thanks, Chris.

Chris A. Wright
Chairman & Chief Executive Officer, Liberty Oilfield Services, Inc.

Thanks Sean.

Operator

And our next question will come from Tom Curran with B. Riley FBR. Please go ahead.

Thomas Curran
Analyst, B. Riley FBR, Inc.

Good morning.

Michael Stock
Chief Financial Officer & Treasurer, Liberty Oilfield Services, Inc.

Good morning.

Chris A. Wright
Chairman & Chief Executive Officer, Liberty Oilfield Services, Inc.

Good morning, Tom.

Thomas Curran
Analyst, B. Riley FBR, Inc.

Most of my questions have been covered. So I'll turn to one of my regular topics, which is your continued involvement with the VorTeq system. Would you please update us on your initiative to deploy that technology on a live well with an existing customer before year-end? And then, how does the acquisition and integration of OneStim affect your VorTeq plans both in terms of the specific timing of this trial well and then the others that might follow, and then longer-term how you would intend to roll that technology out across the merged fleet?

Ron Gusek
President, Liberty Oilfield Services, Inc.

Yes Tom, so we were well on our way to putting that technology out on live well right before the world turned upside down for us and, in fact, I'd say maybe weeks away from doing so. So, we're back on that path again.
We're out looking for the right trial candidate to have that on. Of course, we want to make sure we set ourselves up for success when we go out to do that. And so, the sales team here at Liberty is working with our E&P partners to find the right candidate for that. And when we find the right opportunity, we will get that technology out in the field, and get through the remainder of the testing that we would like to do there. Once we've done that, then we evaluate the commerciality of the technology and make a plan for deployment beyond that. So, that's where we sit today. We don't have that date nailed down yet, but know that we're working hard to find a spot to get that out in the field again.
As far as the OneStim acquisition, it didn't really change our outlook on VorTeq. Of course we were working together with energy recovery and had been for a long, long time. That was mostly independent of the OneStim team. Of course, they had their own efforts moving forward there in parallel with us. I think maybe we both had a little different thought around how we were going to deploy that, and how we were going to use that technology. We continue on with the plans that we had there. And once we get across the finish line and have a chance to evaluate how it performs, in the field, then we make that final decision around deployment, obviously with a little bigger footprint to consider that over now.

Thomas Curran
Analyst, B. Riley FBR, Inc.

Thank you for that Ron. Just two follow-ups in, do you still expect to be able to get this first live well frac underway before year-end? And then, when it comes to your commercial valuation, is your intention, or are you open to, if you're satisfied, and it looks like the technology is going to meet all your requirements to deploying it across the entire fleet?

Ron Gusek
President, Liberty Oilfield Services, Inc.

So, in terms of how we think about that, we certainly hope to have it done before the end of the year. We're out actively looking for that well right now. And when the right candidate comes up, we'll certainly go. We are ready to do that on relatively short notice. Having been through all of the work we've been through in the yard and other testing outside of that, we're pretty comfortable with getting the technology rigged in alongside our typical rig up. So, it's not a time-consuming effort to do so, if we find that candidate quickly, so fingers crossed, we'll do that before the end of the year.
And then, as we think about deployment, there are places where VorTeq probably makes more sense than others. There are places where we see much higher wear and tear on the wet end of the pump, on the fluid ends valves and seats than we do elsewhere. That's really a function of job design of the pressures we're pumping at of the type of fluid system that we're using there. And so, that'll – it'll be those factors that ultimately prioritize where we deploy VorTeq out of the gate when and if we decide we're ready to do so.

Thomas Curran
Analyst, B. Riley FBR, Inc.

Thanks for the color, Ron. That was helpful.

Operator

And our next question will come from Chris Voie with Wells Fargo. Please go ahead.

Christopher Voie
Wells Fargo Securities LLC

Thanks. Good morning.

Michael Stock
Chief Financial Officer & Treasurer, Liberty Oilfield Services, Inc.

Good morning, Chris.

Chris A. Wright
Chairman & Chief Executive Officer, Liberty Oilfield Services, Inc.

Good morning, Chris.

Christopher Voie
Wells Fargo Securities LLC

All right. So I think, you said you expect revenue for fleet should be higher in the fourth quarter. And it sounds like pricing is not going down. So, is it fair to assume that underlying GP per fleet, which I think was probably around $6 million in the third quarter, if you ignore reactivation costs, is it fair to think that that should be higher in the fourth quarter compared to the third quarter?

Michael Stock
Chief Financial Officer & Treasurer, Liberty Oilfield Services, Inc.

It's a lot of moving parts in that one Chris, obviously, but, yes, I mean given the small set of assumptions you just mentioned that would be logical. But that was based on those small set of assumptions, so yes that's – no guidance, you know we don't give off Liberty guidance, so as you know.

Christopher Voie
Wells Fargo Securities LLC

Fair. Okay. Well then I'll skip what was going to be my next question then about 4Q EBITDA. Maybe switching to pricing back to that, is bidding right now in pretty tight band still? I think in previous quarters there was mostly a pretty tight band with a few outliers. I'm wondering if you could just describe, what the landscape is right now for pricing in terms of, you know, obviously you want to hold your ground, a lot of other people do as well. But are there still some undisciplined bidders that are messing up the situation right now?

Chris A. Wright
Chairman & Chief Executive Officer, Liberty Oilfield Services, Inc.

Well, I think that tight band is a reasonable characterization that often there are some bids that are way off that reservation for sure. But usually, it's from players that have other limitations that make them not a great potential partner for. So there's a lot of, I would say, in general, the crazy cheap bids, even though they may be a fair amount cheaper than everyone else, in general, they're not successful with the better companies, because you're making a partnership, and there's a reason someone is doing something like that. And, you know, and I think that the experience of the last six months maybe is even hammered that home more to the E&Ps that, you know, that if it looks really cheap upfront, maybe there's a reason for that and the cost of partnering with the weaker players, it certainly have been made apparent in the last six months or seven months.

Michael Stock
Chief Financial Officer & Treasurer, Liberty Oilfield Services, Inc.

So, I'd just say, you know, while pricing is really tough at the moment, yet, some of the more ill-disciplined players now have exited the market or definitely sort of are in that area in those – are in that area. The other thing I will say is whilst pricing is tough at the moment, the majority of the fleet, and there is a lot of equipment available, the majority of the fleets that are staffed are now probably working. So, it will be interesting to see what happens with the pricing environment over the next three months to five months. We don't have any indicators of where it's going to go. But again, just logic tells you that if service companies are going to be hiring back new – and staffing new fleets, they're going to be expecting a return from that. I would expect a majority of the industry to be relatively disciplined.

Christopher Voie
Wells Fargo Securities LLC

Okay, that's helpful. Thanks. And if I could just sneak one little one in here, do you have a view on reactivation costs in the fourth quarter compared to the $6 million in the third quarter?

Michael Stock
Chief Financial Officer & Treasurer, Liberty Oilfield Services, Inc.

Yes. But again, it should be relatively flat on fleet count through the fourth quarter, Chris, so I think that'll be a much smaller amount and smaller numbers as we go through into next year. Again, you've got to remember that we were bringing back, you know, we really almost came to a screeching halt in the oil basins. So, we had a significant amount of work to really sort of almost like restart – companies are almost restarting in this, you know, during this Q3 period. So, there are definitely costs involved in that inefficiencies et cetera.

Christopher Voie
Wells Fargo Securities LLC

Great. Thank you.

Chris A. Wright
Chairman & Chief Executive Officer, Liberty Oilfield Services, Inc.

Thanks, Chris.

Operator

And our next question will come from John Daniel with Daniel Energy Partners. Please go ahead.

John Daniel
Daniel Energy Partners

Hey, guys. Thanks for getting me in, and I got dropped early on, because driving around Texas here, so I don't know if my question has already been addressed. So, I apologize in advance, but can you speak to what the inquiries are, bidding opportunities are, the volume, if you will, for Q1 and also address sort of what portion of your fleet today is dedicated and what you would expect to be dedicated moving into 2021?

Chris A. Wright
Chairman & Chief Executive Officer, Liberty Oilfield Services, Inc.

John, I love that you're always on the road, on the ground, seeing what's happening. So, drive safely, or maybe you pulled over, because your cell connection sounds good.

John Daniel
Daniel Energy Partners

Very good.

Chris A. Wright
Chairman & Chief Executive Officer, Liberty Oilfield Services, Inc.

And so, look, this is – for people that do their work on an annual basis, this is sort of that RFP season. And as I made the comments earlier, from what you see for people's bidding or plans next year, I would say that, yes, we expect an increased level of activity next year from where it is today. If oil prices are cooperative that probably is true pretty early next year. If they're not, schedules probably slide. And then John, maybe the biggest question you asked is what percent of our work is sort of dedicated versus spot. And I would say the very large majority of it is dedicated, for us to be a win for the customer and a win for us. You want maximum throughput through your assets. So that's a very strong preference.
Of course there are other partners that in certain basins or in areas they don't have a full fleet, what we try to do is we get that work lump together, and then we try obviously blended with someone else. I think we're at six weeks – six months for this person, and, you know, and this chunk for this other person. But it's a high level – very high percent of dedicated.

John Daniel
Daniel Energy Partners

Okay. Just one more from me and I don't know if you can share this data or not, but when you look at sort of pumping hours per day that you get on your fleet, have you been able to make get similar data on the Schlumberger fleet? And could you comment on what disparities exist if any?

Chris A. Wright
Chairman & Chief Executive Officer, Liberty Oilfield Services, Inc.

So, look, there's a third-party data on throughput that we look at. There's we don't have detailed data on the OneStim fleet, and I'm sure with them, just like with everybody that depends on basin and customer stuff and all that. So yes, it's too specific for us to comment on right now. But it's obviously of great interest to us and...

John Daniel
Daniel Energy Partners

Fair enough. Well, let me put it – how about this. When you look at third-party data, and it assesses your performance, how accurate is that third-party data in assessing your performance, how's that?

Chris A. Wright
Chairman & Chief Executive Officer, Liberty Oilfield Services, Inc.

It depends on the source, you know, and that's funny. So we – obviously the third-party data we use is third-party data where their data aligns not just in magnitude, but in trends with our own internal data, so that probably and you've probably heard us reference people's third-party data...

John Daniel
Daniel Energy Partners

Sure.

Chris A. Wright
Chairman & Chief Executive Officer, Liberty Oilfield Services, Inc.

...in our presentations and stuff. And those are people where we have some confidence that their data is reasonably accurate.

John Daniel
Daniel Energy Partners

Good. Okay. Appreciate it. Thank you for your time.

Chris A. Wright
Chairman & Chief Executive Officer, Liberty Oilfield Services, Inc.

Thanks John and take care.

Operator

And our next question will come from Ian Macpherson with Simmons. Please go ahead.

Ian Macpherson
Analyst, Simmons Energy

Thanks. Good morning Chris, Michael.

Chris A. Wright
Chairman & Chief Executive Officer, Liberty Oilfield Services, Inc.

Hi Ian.

Ian Macpherson
Analyst, Simmons Energy

Maybe worth asking about the playbook for a downside case just given the direction [ph] of the oil base (51:15). Obviously, we've seen divergence with gas and oil. We've seen you move into the Haynesville ahead of the OneStim acquisition, but you've increased your share in your fleet count, I think, with good strategic reasons in the back half of this year, even when pricing remains very difficult and margins on a consolidated level remain poor, notwithstanding the incremental contribution margins of those fleet adds. But if the activity recovery for the total market slides the right because of the commodity next year, what would your appetite be to continue to take share and to redeploy incremental fleets, and ahead of that recovery given the trade-off between wanting to be strategic and ahead of the market, but also just putting unprofitable wear and tear on the equipment.

Chris A. Wright
Chairman & Chief Executive Officer, Liberty Oilfield Services, Inc.

Yes. Certainly as activity pushes or it goes out which may – which certainly may happen, definitely reduces our activity. Yet, for us, it's definitely not about we want market share for market share itself. That's not how we think about it. We are dominant drivers. We want long-term profitability and high returns on the assets that we buy and the people we hire. So, very customer-specific, strategic customer that, you know, seeing a Liberty outperformance wants to grow their market with Liberty and we can reach a compromise in a pricing that makes sense for us, we'll do those. Customer that wants Liberty because we're better, but they're a weaker player, has an uncertain program, are we going to go do that, because they really wanted us, but there's not a strategic reason that bad profitability, no. We have those dialogs. We're pretty open. We're open with you and we're open with our suppliers and our customers. So, yes, you asked a very good question, but things pull back and all that, yes, we will certainly pull back on deployment. And whether things are good or getting softer, it's really driven by where is this relationship, who is this customer, where might that relationship go. That's what drives our – and what is going to be the return over a little bit longer timeframe for those assets and those people.

Ian Macpherson
Analyst, Simmons Energy

That makes sense. Thanks, Chris. And then follow-up for me, could you share any insights as to how you see the OneStim activity cadence unfolding from Q3 into Q4 relative to Liberty's, if you're privy to that and if you'd be willing to share it with us?

Chris A. Wright
Chairman & Chief Executive Officer, Liberty Oilfield Services, Inc.

We certainly can't share any details about their projections and plans. Heck we don't even know a lot of it ourselves. But I would say the rebound out of the downturn, they rebounded at a pretty good clip as well, you know, they, you know, a month ago, [ph] where we were looking at, and (54:18) they're running a similar number of fleets to us so.

Ian Macpherson
Analyst, Simmons Energy

Stands to reason that a similarity would – a parallel arc might continue through the fourth quarter then?

Chris A. Wright
Chairman & Chief Executive Officer, Liberty Oilfield Services, Inc.

We don't know, we don't know, because I mean that's [indiscernible] (54:32-54:34) future.

Michael Stock
Chief Financial Officer & Treasurer, Liberty Oilfield Services, Inc.

As we like to say, if we had – so until we close, yes, if you want to know something about the Schlumberger fleets, you really need to ask the accountant.

Ian Macpherson
Analyst, Simmons Energy

Fair enough. Thank you, both.

Chris A. Wright
Chairman & Chief Executive Officer, Liberty Oilfield Services, Inc.

Thanks, Ian.

Operator

And our next question will be a follow-up from Marc Bianchi with Cowen. Please go ahead.

Marc Bianchi
Analyst, Cowen & Co. LLC

Hey, thanks. I guess, Chris, you're regarded for good reason as a forward-thinker in this sector, and I think it's something that hasn't come up on any of the earnings calls here thus far and I think it should. The election obviously coming up and there's some concern as to what could happen to the industry from a further leaning left government, so just kind of curious how you see that playing out? If you do see a Democrat win and a more Democratic Congress and maybe anything you guys are doing in terms of contingency planning around that.

Chris A. Wright
Chairman & Chief Executive Officer, Liberty Oilfield Services, Inc.

Yes. It does matter. But predictions are hard, particularly about the future, you know? So we don't – hey we don't have election turnout, we don't know what various – control of various presidency or the Senate, what that might mean for policy. But I would say you always have very heated rhetoric and sort of wild claims in elections. And you always see a different somewhat more sober set of activity after elections.
And you look at it, as you well know, 10% of activity roughly has been on federal lands. Now there's permit backlogs built up there. Heck I wrote an editorial three weeks ago on if you stopped permitting and drilling on federal lands what would be the impact. And two things we can say for sure. Increased greenhouse gas emission, increased pollution, because banning things like that it doesn't change demand or consumption of oil and gas at all. It just moves where it's produced from in clean tightly regulated production in the U.S. to somewhere else.
Look at New Mexico, New Mexico has rolled out the first free college tuition for everyone. What's funding that? Oil and gas royalties and dominantly on federal lands. So, we don't know what's going to happen. But I suspect the outcome over the next few years, the activity level in our industry, at least in the near-term, will not be as impacted as much by the election as most people think and emotions are running around.

Marc Bianchi
Analyst, Cowen & Co. LLC

Okay. Thanks for the perspective.

Chris A. Wright
Chairman & Chief Executive Officer, Liberty Oilfield Services, Inc.

Thanks Mark. Take care.

Operator

And at this time I'm seeing no further questions. I would like to turn the conference back over to Mr. Wright for any closing remarks.

Chris A. Wright
Chairman & Chief Executive Officer, Liberty Oilfield Services, Inc.

Just want to thank everyone for their time and interest today and again thanks for everyone in these tough times. And I thank the people within Liberty. I'm thrilled to be and humbled to be partners with the whole Liberty family. I say the same thing about our customers. Look, our customers, our suppliers, our partners across the board have shown character and resilience in the face of these challenges and an attitude that we're all in it together. So, thanks to this fabulous industry and thank them for their time today. Take care.

Operator

The conference has now concluded. Thank you for attending today's presentation. You may now disconnect your lines at this time.
[Call Ended]